[CAL DIVE INTERNATIONAL LETTERHEAD]                                Exhibit 99.1

                                  PRESS RELEASE
                                 www.caldive.com
--------------------------------------------------------------------------------
          Cal Dive International, Inc. - 400 N. Sam Houston Parkway E.,
      Suite 400 - Houston, TX 77060-3500 - 281-618-0400 - fax: 281-618-0505

FOR IMMEDIATE RELEASE                                                     04-013
                                           CONTACT:      WADE PURSELL
DATE:    JUNE 28, 2004                     TITLE:        CHIEF FINANCIAL OFFICER
--------------------------------------------------------------------------------


                    CAL DIVE ISSUES REMAINING PREFERRED STOCK
                              FROM 2003 TRANSACTION

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) announced today that a preferred stock holder, a private investment firm, has exercised its right to purchase an additional $30 million of preferred stock.

In accordance with a January, 2003 agreement, the preferred stock is convertible into 982,029 shares of Cal Dive common stock at $30.549 per share and will have a minimum annual dividend rate of 4%, subject to adjustment, payable in cash or common shares at Cal Dive's option. As with the preferred shares issued in 2003, the holder may redeem the value of its latest investment after the second anniversary of the original issuance. The company has the option of settling any redemption in cash for the value of the common stock that would have been issued.

A. Wade Pursell, Chief Financial Officer of Cal Dive, stated, "Our corporate goals for this year include mature property and PUD acquisitions, as well as negotiation of a production facility transaction similar to Marco Polo. While we are comfortable with our existing debt levels, this preferred stock issuance gives us additional financial flexibility to execute our business plan. Depending on the timing of acquisition opportunities, we may use the proceeds to reduce debt levels further or potentially buy back common shares."

Cal Dive International, Inc., headquartered in Houston, Texas, is a leading marine contractor and operator of offshore oil and gas properties and production facilities. CDI operates a fleet of technically advanced subsea construction and well intervention vessels and robotics worldwide and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties. Cal Dive also owns interests in deepwater production facilities in hub locations.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; as described from time to time in our reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ending December 31, 2003. We assume no obligation and do not intend to update these forward-looking statements.